UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/03/2006

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

At June 30, 2006, MCG Capital Corporation's investment portfolio at fair value was approximately $1.1 billion. During the third quarter of 2006, we currently estimate that we had gross originations and advances of approximately $262 million and originations and advances net of repayments of approximately $117 million. Our aggregate borrowings during the third quarter increased from $498 million at June 30, 2006 to $555 million at September 30, 2006.

For 2006, MCG Capital Corporation currently estimates that its dividends will be at least $1.68 per share. This estimate takes into consideration the Company's estimates of distributable net operating income, capital gains and taxable income for 2006. The tax attributes of the Company's 2006 dividends will be determined after the end of the year and will be reported to shareholders on a form 1099.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: October 03, 2006	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Financial Officer